Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

STRATEGIC CAPITAL ENHANCEMENT PLAN RESULTS IN THE CLOSURE OF FIRST STATE'S UTAH BRANCHES

Albuquerque, NM-July 7, 2008

In response to current economic conditions and factors affecting the banking industry that are placing a premium on capital levels, First State Bancorporation ("First State") (NASDAQ:FSNM) will close its Utah operations.

The Utah operations were acquired as part of the First Community Industrial Bank acquisition in October of 2002 and currently consists of two branches operated as First Community Bank in Salt Lake City and the nearby suburb of Midvale, Utah. Both branches are scheduled to close on October 31, 2008.

At June 30, 2008, the Utah operations included $287.2 million in loans, $20.9 million in deposits and two branches. The Salt Lake City branch operates out of an owned building which will be listed for sale while the Midvale branch is in a leased facility. The expectation is that the Midvale branch will be sub-leased through the end of the lease term which expires in June 2011. There are currently 20 employees in Utah who will be reduced immediately to a core group that will facilitate the transition of the existing loans and deposits.

During the interim, we will work with our customers to transition their loan and deposit accounts to other financial institutions. We anticipate that the deposit accounts would all be moved prior to the closure of the branches on October 31. The loan portfolio will be allowed to run off based on the existing terms of the individual loans or transitioned to other financial institutions through early pay offs.

The closure of the Utah branches will quickly strengthen First State's balance sheet and capital ratios. First State does not expect to incur any significant one-time charges as part of this initiative.

While First State is "well capitalized" for regulatory purposes, it is targeting higher capital levels in light of the current banking environment. Management of First State continuously evaluates many capital alternatives and strives to efficiently manage the capital structure of its operations while considering the impact on existing shareholders. We are constantly evaluating ways to maximize shareholder value as well as run a sound banking business.

"In response to the continuing market speculation that many community banks will need to raise equity capital, First State Bancorporation will close its Utah operations. This decision will allow our balance sheet to shrink, thereby strengthening our capital position. We never gained the traction around deposit growth in Utah that we anticipated," stated Michael R. Stanford, Chairman and CEO. "This decision, though difficult, will lower our overhead and allow us to reduce our balance sheet by $280 million in loans over a period of time, enhancing our capital strength in the near term," continued Mr. Stanford.

"Our remaining franchise in New Mexico, Colorado and Arizona, provides us with the opportunity to redeploy capital to the markets that will benefit us the most in the future, with a better balance of deposit and loan growth," added H. Patrick Dee, Executive Vice President and Chief Operating Officer.

First State will host a conference call to discuss the Utah closure on Tuesday, July 8, 2008 at 5:00 p.m. Eastern Time. The number to access this conference call is 888-220-3083, the pass code for entry is Tuesday, and the conference leader is Chris Spencer. There will be a reply of the conference call for 10 days after the original call. The phone number for the reply is 866-396-4181.

ABOUT FIRST STATE

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 61 branches located in New Mexico, Colorado, Utah, and Arizona. On Monday, July 7, 2008, First State's stock closed at $4.46 per share.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). These statements are based on management's current expectations or predictions of future results or events. We make these forward-looking statements in reliance on the safe harbor provisions provided under the Private Securities Litigation Reform Act of 1995.

First State's news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State's website at www.fcbnm.com.